Exhibit 99.1

Pulmatrix Announces Third Quarter 2022 Financial Results and Provides Corporate Update

PUR1900 (Pulmazole) on track for Phase 2 study start in Q1 2023

PUR3100 Phase 1 study top line data anticipated in early Q1 2023

$40.7 million in cash and cash equivalents at end of Q3 2022

LEXINGTON, Mass., November 10, 2022 — Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious disease using its patented iSPERSE™ technology, today announced third quarter financial results for 2022 and provided a corporate update related to its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “In this quarter we have advanced both PUR3100 and PUR1900 towards important data catalysts. We completed patient dosing for PUR3100, our orally inhaled dihydroergotamine (DHE) being developed for the treatment of acute migraine, in a Phase 1 study with data expected to be released in early Q1 2023. In addition to safety and tolerability, the study will evaluate the pharmacokinetics of PUR3100 compared to intravenous DHE. This will allow us to better understand the potential efficacy and tolerability profile of PUR3100, which we believe could be beneficial to patients suffering from acute migraine. We also commenced study start-up activities for the PUR1900 Phase 2 study and remain on track to initiate patient dosing in the first quarter of 2023. PUR1900 has the potential to be the first approved therapy for the treatment of Allergic Bronchopulmonary Aspergillosis (ABPA) in patients with asthma.”

Third Quarter 2022 and Recent Program Highlights

PUR1900 in development for ABPA

●	Pulmatrix initiated study start-up activities for the Phase 2 safety and efficacy study of PUR1900 in patients with asthma and ABPA. This will include a 16-week dosing regimen and endpoints that would potentially support a Phase 3 trial.

PUR3100 in development for acute migraine

●	On September 26, 2022, Pulmatrix announced completion of patient dosing in its Phase 1 trial evaluating PUR3100.

●	Phase 1 study database lock to occur in November with top-line data anticipated to be released in early Q1 2023.

PUR1800 in development for Acute Exacerbations of Chronic Obstructive Pulmonary Disease (AECOPD)

●	Pulmatrix is analyzing data from the completed Phase 1b clinical study of PUR1800 for AECOPD for presentation at a relevant medical conference in 2023. These data will inform the design of a potential Phase 2 study in the treatment of AECOPD.

Third Quarter 2022 Financial Results

Revenues increased $0.8 million to $1.9 million for the three months ended September 30, 2022 compared to $1.1 million for the same period in 2021. The increase in revenue was due to $1.9 million in revenue in the three months ended September 30, 2022 for the PUR1900 program related to the Cipla Agreement compared to no revenues for the three months ended September 30, 2021. This was partially offset by no revenues in the three months ended September 30, 2022 for the PUR1800 program compared to $1.1 million for the three months ended September 30, 2021.

For the three months ended September 30, 2022, research and development expenses increased $1.3 million to $5.3 million compared to $4.0 million for the same period in 2021. The increase was primarily due to increased spending of $1.5 million in clinical costs related to the PUR1900 program, $0.6 million in employment costs and $0.2 million in facility costs. This amount was partially offset by a $1.0 million decrease in non-clinical and clinical costs related to the PUR1800 program.

General and administrative expenses were unchanged at $1.7 million for the three months ended September 30, 2022 compared to the same period in 2021.

During the three months ended September 30, 2022, the Company sold 252,013 shares of its common stock at a weighted-average price of approximately $5.70 per share, for net proceeds of approximately $1.4 million, under the At-The-Market Sales Agreement established with H.C. Wainwright & Co., LLC in May 2021.

Cash and cash equivalents as of September 30, 2022 was $40.7 million. As of November 10, 2022, Pulmatrix expects its existing cash and cash equivalents will enable it to fund operating expenses and capital expenditure into the second quarter of 2024.

PULMATRIX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,683	$53,840
Restricted cash	153	-
Accounts receivable	476	67
Prepaid expenses and other current assets	1,913	871
Total current assets	43,225	54,778
Property and equipment, net	265	321
Operating lease right-of-use asset	1,060	2,093
Long-term restricted cash	1,472	1,625
Other long-term assets	428	-
Total assets	$46,450	$58,817
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	1,155	839
Accrued expenses and other current liabilities	2,748	1,233
Operating lease liability	1,281	1,431
Deferred revenue	1,140	939
Total current liabilities	6,324	4,442
Deferred revenue, net of current portion	5,080	6,069
Operating lease liability, net of current portion	-	857
Total liabilities	11,404	11,368
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no and 1,830 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	-	1,081
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,639,185 and 3,222,037 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	-	-
Additional paid-in capital	304,306	301,008
Accumulated deficit	(269,260)	(254,640)
Total stockholders’ equity	35,046	47,449
Total liabilities and stockholders’ equity	$46,450	$58,817

PULMATRIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$1,872	$1,069	$4,363	$4,713
Operating expenses:
Research and development	5,287	4,026	13,773	12,423
General and administrative	1,685	1,656	5,212	4,837
Goodwill impairment	-	3,577	-	3,577
Total operating expenses	6,972	9,259	18,985	20,837
Loss from operations	(5,100)	(8,190)	(14,622)	(16,124)
Other income (expense), net:
Interest income	102	1	118	6
Other (expense) income, net	(54)	5	(116)	(22)
Total other income (expense), net	48	6	2	(16)
Net loss	$(5,052)	$(8,184)	$(14,620)	$(16,140)
Net loss per share attributable to common stockholders – basic and diluted	$(1.45)	$(2.91)	$(4.32)	$(6.08)
Weighted average common shares outstanding – basic and diluted	3,478,157	2,812,454	3,383,171	2,654,099

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com